Exhibit 99.1

Transax International Limited 1133 S. University Drive |Suite 210 | Plantation | FL | 33324 | USA Tel : +1 888.317.6984 | Fax : +1 888.317.6984

Transax International Reports Sale of Medlink Subsidiary

Company Maintains Important Technology Assets

PLANTATION, FL, April 8, 2011 - Transax International Limited (the “Company”) (OTC: TNSX), a network solutions company for healthcare providers and health insurance companies, today reported the sale of its operating subsidiary, Medlink Conectividade Em Saúde Ltda (“Medlink”) located in Brazil to QC Holding I Participações s.a (“the Buyer”), a subsidiary of Qualicorp a Brazilian Healthcare company.

The purchase price due to Transax Limited, a subsidiary of the Company consisted of $1.70 million in cash comprising of the repayment of loans due from Medlink to Transax Limited and for the purchase of 100% of equity of Medlink. The Buyer assumed all of Medlink’s outstanding debts and contingent liabilities including outstanding taxes and social security payments of over $7.0 million.

Following closing of the transaction the Company will continue to maintain its intellectual property for use outside of Brazil and important Network Processor technology licenses which did not form part of the sales transaction.

The sale of the Medlink subsidiary will significantly strengthen the Company’s balance sheet and will enable the Company to make appropriate arrangements with other Company creditors to reduce debt.

In announcing the sale Stephen Walters, President & CEO, stated, “This sale allows the Company to refocus on exploring other markets for its products including the USA where it previously developed a pilot system for real-time online healthcare transactions in association with a USA based healthcare consulting company. The Company’s product has been shown to significantly reduce healthcare insurance costs.”

About Transax International Limited

Transax International is an emerging network solutions provider for the healthcare sector. Utilizing its proprietary technology Transax provides a service similar to credit card processing for the health insurance and providers industries. A transaction consists of: approving eligibility, authorization, auto-adjudication of the health claim and generating the claim payable files -- provided instantaneously in "real time" -- regardless of method of claim generation.

Transax's solutions have been proven to significantly decrease health insurance claim expenditures and healthcare provider costs.

Contacts:	Stephen Walters President & CEO Tel: 888.317.6984 http://www.transax.com

SAFE HARBOR STATEMENT: "THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE ‘SAFE HARBOR’ PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN."